Exhibit 10.4

October 6, 2004

Ms. Margaret H. K. Yee and Mr. Y. H. Gin

Munning Trading Co.

China Trade Center

838 Grant Ave., Suite 301

San Francisco, CA 94108

Dear Ms. Yee and Mr. Gin:

I am granting Munning Trading Co. exclusive marketing rights from Mosaic (subject to performance outlined in previous transmittal) for Nutriceutical Chews and other Mosaic Nutriceuticals Corp. products for distribution to and within the countries of China, Taiwan, Hong Kong and Macaw.

This exclusive will be for a three-year period with the continual option to renew providing Mosaic is satisfied with the marketing efforts We will require at least 50,000 units total monthly of any combined product mix of Mosaic Nutriceuticals Corp.

I enjoyed speaking with you today and I look forward to a successful relationship with your company.

Respectfully yours,

/s/ Charles Townsend
Charles Townsend
President
Mosaic Nutriceuticals Corp.

1502 SAN ANTONE
LEWISVILLE, TX 75077
MOSAIC NUTRICEUTICALS CORP.